Exhibit 99.1

Natural Grocers by Vitamin Cottage, Inc. Announces Appointment of Richard Hallé as Chief Financial Officer

Lakewood, Colorado, October 31, 2024. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced that Richard Hallé has been appointed Chief Financial Officer of the Company effective January 1, 2025. Mr. Hallé has served as a member of Natural Grocers’ board of directors and audit committee since 2012 and will succeed Todd Dissinger, who will retire on December 31, 2024, as previously announced.

“I am thrilled to welcome Rich to the Natural Grocers executive team as Chief Financial Officer. Rich’s deep, strategic knowledge of our company from his many years of service on the board and strong background as a seasoned finance executive make him the ideal fit as we continue to execute to our founding principles,” said Kemper Isely, Natural Grocers’ Chairman and Co-President. “He has a strong track record of value creation and brings significant experience in corporate finance, accounting, business operations and financial reporting to our company. We are grateful for Todd’s significant contributions to Natural Grocers during his tenure and appreciate his continued service through the end of 2024 to ensure a successful transition. We wish him the best in retirement.”

“I am grateful to Kemper and our board for this opportunity,” said Mr. Hallé. “It has been a privilege to serve on Natural Grocers’ board, and I am excited to contribute in this new role as we work together to provide the communities we serve access to affordable, high-quality natural and organic products while creating value for our stockholders.”

Mr. Hallé previously served as a managing director of Alvarez and Marsal Private Equity Performance Improvement Group from March 2023 to October 2024. From 2011 until 2021, Mr. Hallé served as the Chief Financial Officer of Vivial Inc., overseeing finance, including accounting, treasury, tax, planning, forecasting, budgeting and financial reporting. Previously, Mr. Hallé served as the Chief Financial Officer and Secretary of DTN Holding Company, Inc. from 2003 to 2008, and as a Managing Director of FTI Consulting, Inc. from 2002 to 2003, where he developed business and finance strategies.

Mr. Hallé will oversee Natural Grocers’ finance, accounting, treasury, financial planning and analysis, investor relations, project management office, internal audit, accounts payable, tax, and payroll and benefits. He will commence his interim employment with the company on November 4, 2024, in advance of his appointment, to facilitate an orderly transition in the Chief Financial Officer role. Mr. Hallé has resigned from Natural Grocers’ board of directors, audit committee and compensation committee.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 169 stores in 21 states.

Visit www.NaturalGrocers.com for more information and store locations.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com